Exhibit (h)(8)

AMENDMENT TO

RESTATED EXPENSE LIMITATION AGREEMENT

This Amendment, effective as of May 1, 2020, amends the Restated Expense Limitation Agreement, dated June 20, 2019, of each Fund set forth on Schedule A (each, an “Agreement”), among such Fund, EULAV Asset Management (the “Adviser”) and, with respect to Funds other than Value Line Larger Companies Focused Fund, Inc., EULAV Securities LLC (the “Distributor”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, each Agreement permits the Term of the Operating Expense Limit1 for the Fund under the Agreement to be continued from year to year unless the Adviser and, as applicable, the Distributor determines not to so continue the Term of the Agreement; and

WHEREAS, the Adviser and, as applicable, the Distributor desire to extend the Term of the Operating Expense Limit to June 30, 2021.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and this Amendment, the Adviser and, as applicable, the Distributor hereby agree as follows:

1.	Section 2 of the Agreement is revised to replace the date “June 30, 2020” with the date “June 30, 2021.”

2.	Except as provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment and the Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

1	With respect to Value Line Larger Companies Focused Fund, Inc., the term “Operating Expense Limit” shall refer to the “Fund-wide Operating Expense Limit,” not the “Class-wide Operating Expense Limit,” as such terms are defined in that Fund’s Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

EULAV Asset Management

By:	/s/ Mitchell E. Appel
Name:	Mitchell E. Appel
Title:	President

EULAV Securities LLC

By:	/s/ Mitchell E. Appel
Name:	Mitchell E. Appel
Title:	President

Schedule A

Operating Expense Limits

Fund	Date that Operating Expense Limit Began	Date that Operating Expense Limit Ended
Value Line VIP Equity Advantage Fund, a series of Value Line Funds Variable Trust	February 13, 2017	June 30, 2021
Value Line Core Bond Fund	July 15, 2015	June 30, 2021
Value Line Larger Companies Focused Fund, Inc.	August 1, 2017	June 30, 2021